Exhibit 99.1

Investors: Valerie Haertel	Media: Lowell Weiner
(201) 269-5781	(201) 269-6986
valerie_haertel@medco.com	lowell_weiner@medco.com
Medco Delivers Fourth-Quarter GAAP Diluted EPS Growth of 42 Percent;
2008 Full-Year GAAP Diluted EPS Growth of 31 Percent
Record Full-Year 2008 Mail-Order Volume of Nearly 106 Million Prescriptions
Strong 2009 EPS Guidance Reaffirmed
Fourth-Quarter 2008 Highlights:
•	GAAP diluted EPS increased 42.1 percent to $0.54 from $0.38 in 2007

•	Diluted EPS, excluding $0.05 in amortization of intangible assets from the 2003 spin-off, increased 37.2 percent to $0.59 from $0.43 in 2007

•	Record mail-order prescription volume of 26.7 million increased 9.4 percent from 2007

•	EBITDA per adjusted prescription increased 25.2 percent to $3.18 compared to $2.54 in 2007
Full-Year 2008 Highlights:
•	GAAP diluted EPS increased 30.7 percent to a record $2.13 from $1.63 in 2007

•	Diluted EPS, excluding $0.20 in amortization of intangible assets from the 2003 spin-off, increased 28.0 percent to $2.33 from $1.82 in 2007

•	Specialty pharmacy revenues rose 32.0 percent to a record $8.0 billion

•	Record mail-order prescription volume of 105.8 million, increased 11.6 percent from 2007

•	Generic dispensing rate increased 4.4 percentage points over 2007 to a full-year record of 64.1 percent

•	EBITDA per adjusted prescription increased 15.7 percent to a full-year record of $3.09 compared to $2.67 in 2007

•	Cash flow from operations increased 19.6 percent to a new record, exceeding $1.6 billion
2009 Guidance Reaffirmed:
•	Full-year 2009 GAAP diluted EPS expected in the range of $2.45 to $2.55, representing 15 to 20 percent growth over 2008

•	Full-year 2009 diluted EPS, excluding amortization of intangible assets, expected in the range of $2.67 to $2.77, representing 15 to 19 percent growth over 2008
FRANKLIN LAKES, N.J., Feb. 24, 2009 — Medco Health Solutions, Inc. (NYSE: MHS) today reported record full-year 2008 GAAP diluted earnings per share of $2.13, up 30.7 percent — achieving the high end of the company’s guidance. Adjusting for the amortization of intangible assets that existed when Medco became a publicly traded company in 2003, full-year 2008 diluted earnings per share was $2.33. Medco also reported fourth-quarter 2008 GAAP diluted earnings per share of $0.54. Excluding the amortization

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of intangible assets that existed when Medco became a publicly traded company in 2003, fourth-quarter 2008 diluted earnings per share was $0.59. Confident in its continued ability to deliver value-driven solutions to its clients in a weakened economy, Medco also reaffirmed its 2009 earnings guidance, projecting incremental GAAP EPS growth in the range of 15 to 20 percent over 2008.
“Medco’s portfolio of solutions, including mail-order, generics, our innovative specialized practice of pharmacy delivered through the Medco Therapeutic Resource Centers®, and our superior drug trend management, provide improved clinical and financial outcomes to the benefit of clients and members,” said Medco Chairman and Chief Executive Officer David B. Snow Jr.
“In developing the world’s most advanced pharmacy, we have created an unmatched standard of pharmacy and clinical solutions that drive new sales growth, as evidenced by the fact that we have won more than $15 billion of new business in 2008 and 2009 combined. New-named annualized sales for 2009 now total over $8.0 billion, up from the previously reported $6.4 billion, and net-new sales for 2009 now total over $6.1 billion, up from the previously reported $4.9 billion,” said Snow.
Full-Year 2008 Financial and Operating Results
Full-year 2008 net revenues increased 15.2 percent from 2007 to a record $51.3 billion, primarily as a result of contributions from significant new client wins and price inflation on brand-name drugs, partially offset by higher volumes of lower-cost generic drugs. Medco’s generic dispensing rate increased 4.4 percentage points to 64.1 percent from 59.7 percent in 2007. The mail-order generic dispensing rate increased 5.0 percentage points to 55.0 percent and the retail generic dispensing rate increased 4.3 percentage points to 66.0 percent.
Higher volumes of lower-cost generic drugs reduced net revenues by a record of $2.7 billion, delivering significant savings to clients and members at a time when these savings are needed most.
Total prescription volume for the year, adjusting for the difference in days supply between mail-order and retail, was 795.9 million, a 6.4 percent increase from 2007. Mail-order prescription volume increased 11.6 percent to a record 105.8 million and retail prescription volume rose 3.3 percent to 480.2 million. The adjusted mail-order penetration rate increased 1.8 percentage points over 2007, to 39.7 percent.
Total gross margin increased 70 basis points to 7.3 percent, compared to 6.6 percent in 2007, primarily reflecting the higher generic dispensing rates and strong mail-order prescription volumes. (Please see Table 5 for the calculation of adjusted prescription volume and generic dispensing rate information).
Total selling, general and administrative (SG&A) expenses were $1.4 billion, 27.9 percent or $311 million higher than 2007. A majority of this increase, $212 million, was attributable to operating expenses from PolyMedica and Critical Care Systems (CCS), which were acquired in fourth-quarter 2007; and Europa Apotheek Venlo (EAV), a second-quarter 2008 majority-stake acquisition. Excluding the effect of these acquisitions, the remaining increase primarily reflects employee-related costs to support the company’s growing client base and strategic initiatives.
Earnings Before Interest Income/Expense, Taxes, Depreciation and Amortization (EBITDA) increased 23.0 percent to a record $2.5 billion compared to 2007. EBITDA per adjusted prescription increased 15.7 percent to $3.09, compared to $2.67 in 2007. (Please refer to Table 6 for a reconciliation of EBITDA to reported net income).

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Total interest and other (income) expense, net, of $227.5 million increased $127.7 million compared to 2007, and is now reported on two separate lines in Medco’s income statement, with expense reported separately from income. The year-over-year growth was largely attributable to higher debt levels, including the senior notes issued in March 2008 to fund the acquisitions of PolyMedica, CCS and EAV.
The full-year 2008 effective tax rate amounted to 38.4 percent, compared to 39.3 percent in 2007, reflecting the previously reported third-quarter 2008 nonrecurring state income tax benefit.
Net income of $1.1 billion increased 20.9 percent compared to $912.0 million in 2007.
Medco generated cash flows from operations of over $1.6 billion, compared to $1.4 billion in 2007, and closed the year with over $938 million of cash on its balance sheet, up 21.2 percent from year-end 2007.
Richard J. Rubino, chief financial officer, added, “Our disciplined financial strategies are driving increased cash balances, cash flows from operations and return on invested capital. Given the tight credit markets and uncertain economic times, we are creating our own liquidity, which will continue to fuel long-term shareholder returns.”
Fourth-Quarter Financial and Operational Results
Medco reported fourth-quarter net revenues of nearly $13.0 billion, an increase of 13.9 percent from fourth-quarter 2007 — primarily as a result of contributions from significant new client wins and price inflation on brand-name drugs, partially offset by higher volumes of lower-cost generic drugs. Medco’s generic dispensing rate increased 3.5 percentage points to a record 64.9 percent from the fourth quarter of 2007. The mail-order generic dispensing rate increased 5.0 percentage points to 55.9 percent and the retail generic dispensing rate increased 3.4 percentage points to 67.0 percent. Higher volumes of lower-cost generic drugs reduced net revenues for fourth-quarter 2008 by approximately $570 million.
Total prescription volume, adjusting for the difference in days supply between mail-order and retail, was 198.1 million, a 4.3 percent increase over the fourth quarter of 2007. Mail-order prescription volume increased 9.4 percent to a record 26.7 million and retail prescription volume increased 1.0 percent to 118.3 million. The adjusted mail-order penetration rate increased 1.9 percentage points, reaching 40.3 percent.
Total gross margin increased 80 basis points to 7.5 percent from 6.7 percent in the fourth quarter of 2007, reflecting higher mail-order volumes and generic dispensing rates. (Please see Table 5 for the calculation of adjusted prescription volume and generic dispensing rate information).
Total SG&A expenses increased 15.9 percent or $52.4 million to $381.0 million over fourth-quarter 2007, reflecting incremental costs of recent acquisitions, and Medco’s growing client base and strategic initiatives.
EBITDA for the quarter reached a record $629.0 million, an increase of $146.9 million, or 30.5 percent, over the same period last year. EBITDA per adjusted prescription increased 25.2 percent to $3.18 from $2.54 in the fourth quarter of 2007. (Please refer to Table 6 for a reconciliation of EBITDA to reported net income).
Total interest and other (income) expense, net, of $57.6 million in fourth-quarter 2008 increased $20.2 million compared to the same period in 2007, largely attributable to higher debt levels including the additional debt issued in March 2008 to fund the acquisitions of PolyMedica, CCS and EAV.

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The fourth-quarter 2008 effective tax rate amounted to 40.0 percent compared to 38.2 percent in the fourth quarter of 2007.
Net income of $274.4 million increased 32.2 percent over the same quarter last year.
Specialty Pharmacy Group
For full-year 2008, revenues for Accredo Health Group grew 32.0 percent to a record of $8.0 billion, compared to $6.0 billion in 2007. For fourth-quarter 2008, Accredo’s quarterly net revenues increased 30.6 percent to $2.1 billion. This is primarily the result of the contribution from significant new client wins effective January 2008 and the acquisition of CCS in fourth-quarter 2007.
Accredo’s full-year 2008 gross margin was 7.9 percent, in line with 2007. For fourth-quarter 2008, gross margin was 7.9 percent, down slightly from 8.0 percent in the fourth quarter of 2007.
Operating income for full-year 2008 grew 33.8 percent to a record $281.2 million from $210.2 million in 2007, driven by the increased volume from new business. For fourth-quarter 2008, operating income increased 44.2 percent to $71.8 million.
Share Repurchase Program
As previously reported, Medco completed its $5.5 billion share repurchase program in October 2008. From the inception of the $5.5 billion share repurchase program in 2005 through its completion, Medco acquired 153.8 million shares at an average per-share cost of $35.75.
During the third-quarter 2008 earnings call, Medco announced a new $3 billion share repurchase authorization effective through November 2010. For the fourth quarter of 2008, Medco repurchased a total of 5.8 million shares, which included 0.6 million shares purchased to complete the $5.5 billion program and 5.2 million shares purchased under the new $3 billion program. Fourth-quarter 2008 share repurchases totaled $230 million at an average per-share cost of $39.60, and were funded from free cash flow.
For 2009 to-date, Medco has repurchased 2.8 million shares for a total cost of $116.7 million at an average per-share cost of $41.86.
2009 Guidance Reaffirmed
Medco expects to achieve full-year 2009 GAAP diluted earnings per share in the range of $2.45 to $2.55, representing growth of 15 to 20 percent over 2008. Excluding the amortization of intangible assets from the 2003 spin-off, 2009 diluted earnings per share is expected to be in the range of $2.67 to $2.77, representing growth of 15 to 19 percent over 2008.
Use of Non-GAAP Measures
Medco calculates and uses EBITDA and EBITDA per adjusted prescription as indicators of its ability to generate cash from its reported operating results. These measurements are used in concert with net income and cash flows from operations, which measure actual cash generated in the period. In addition, Medco believes that EBITDA and EBITDA per adjusted prescription are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance and the ability to incur and service debt and make capital expenditures. EBITDA does not represent funds available for Medco’s discretionary use and is not intended to represent or to be used as a substitute for net income or cash flows from operations data as measured under U.S. Generally Accepted Accounting Principles (GAAP). The items excluded from EBITDA, but included in the calculation of reported net income, are significant components of the consolidated statements of income and must be considered in performing a comprehensive assessment of overall financial performance. EBITDA, and the associated year-to-year

Medco Third-Quarter 2008 Earnings Page 5
trends, should not be considered in isolation. Medco’s calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies.
EBITDA per adjusted prescription is calculated by dividing EBITDA by the adjusted prescription volume for the period. This measure is used as an indicator of EBITDA performance on a per-unit basis, providing insight into the cash-generating potential of each prescription. EBITDA, and as a result, EBITDA per adjusted prescription, is affected by the changes in prescription volumes between retail and mail order, the relative representation of brand-name, generic and specialty pharmacy drugs, as well as the level of efficiency in the business. Adjusted prescription volume equals the majority of mail-order prescriptions multiplied by three, plus retail prescriptions. These mail-order prescriptions are multiplied by three to adjust for the fact that they include approximately three times the amount of product days supplied compared with retail prescriptions.
Medco uses diluted earnings per share excluding intangible asset amortization expense that existed when Medco became a public company in 2003 as a supplemental measure of operating performance. The excluded amortization is associated with intangible assets that substantially arose in connection with the acquisition of Medco by Merck & Co., Inc. in 1993 and were pushed down to Medco’s balance sheet. The company believes that diluted earnings per share, excluding the amortization of these intangibles, is a useful measure because by adjusting for this significant non-cash item it enhances comparability of the company’s financial results with its peers. The intangible asset amortization resulting from Medco’s acquisitions, such as the acquisitions of Accredo Health, Incorporated in August 2005, and PolyMedica Corporation in October 2007, are not part of the excluded amortization in this calculation because they result from Medco investment decisions.
Conference Call
Management will hold a conference call to review Medco’s financial results and operating outlook on Feb. 24, 2009 at 8:30 a.m. ET.
To access the live conference call via telephone:
Dial in: (800) 949-5383 from inside the U.S., or (706) 679-3440 from outside the U.S.
To access the live webcast:
Visit the Investor Relations section at www.medco.com/investor.
For a replay of the call:
A replay of the call will be available after the event on Feb. 24, 2009 through Mar. 12, 2009. Dial in: (800) 642-1687 from inside the U.S., or (706) 645-9291 from outside the U.S. Please use pass code 81418966.
About Medco
Medco Health Solutions, Inc. (NYSE: MHS) is a leading health care company, serving the needs of more than 60 million people. Medco, the world’s most advanced pharmacy®, provides clinically driven pharmacy services designed to improve the quality of care and lower total health care costs for private and public employers, health plans, labor unions and government agencies of all sizes, and for individuals served by Medicare Part D Prescription Drug Plans. Through its unique Medco Therapeutic Resource Centers® and the Accredo Health Group, Medco’s specialty pharmacy, the company is creating innovative models for the care of patients with chronic and complex conditions. Medco is a leader in the emerging field of personalized medicine and in applying evidence-based protocols to elevate the practice of pharmacy, a key element in reforming America’s health care system. Medco is ranked number 51 on the Fortune 500 list, with 2008 revenues of more than $51 billion. For more information about Medco, go to http://www.medcohealth.com.

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This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the pharmacy benefit management (“PBM”) and specialty pharmacy industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements. Medco’s actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those set forth below.
•	Competition in the PBM, specialty pharmacy and the broader health care industry is intense and could impair our ability to attract and retain clients;

•	Failure to retain key clients and their members, either as a result of economic conditions, increased competition or other factors, could result in significantly decreased revenues and could harm our profitability;

•	If we do not continue to earn and retain purchase discounts and rebates from manufacturers at current levels, our gross margins may decline;

•	Our acquisition activity has increased recently and if we are unable to effectively integrate acquired businesses into ours, our operating results may be adversely affected. Even if we are successful, the integration of these businesses has required, and will likely continue to require, significant resources and management attention;

•	If we fail to comply with complex and evolving laws and regulations in the U.S. and internationally, we could suffer penalties, or be required to pay substantial damages or make significant changes to our operations;

•	Government efforts to reduce health care costs and alter health care financing practices could lead to a decreased demand for our services or to reduced profitability;

•	Failure in continued execution of our Medicare Part D prescription drug program, and the integration of that program into a more comprehensive retiree strategy, could adversely impact our business and financial results;

•	PBMs could be subject to claims under ERISA if they are found to be a fiduciary of a health benefit plan governed by ERISA;

•	Pending litigation could adversely impact our business practices and have a material adverse effect on our business, financial condition, liquidity and operating results;

•	We are subject to corporate integrity agreements and noncompliance may impede our ability to conduct business with the federal government;

•	New legislative or regulatory initiatives that restrict or prohibit the PBM industry’s ability to use patient identifiable medical information could limit our ability to use information that is critical to the operation of our business;

•	Our Specialty Pharmacy business is highly dependent on our relationships with a limited number of biopharmaceutical suppliers and the loss of any of these relationships could significantly impact our ability to sustain or improve our financial performance;

•	Our ability to grow our Specialty Pharmacy business could be limited if we do not expand our existing base of drugs or if we lose patients;

•	Our Specialty Pharmacy business, certain revenues from diabetes testing supplies and our Medicare Part D offerings expose us to increased credit risk;

•	Changes in industry pricing benchmarks could adversely affect our financial performance;

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•	The terms and covenants relating to our existing indebtedness could adversely impact our financial performance and our liquidity;

•	Prescription volumes may decline, and our net revenues and profitability may be negatively impacted, if the safety risk profiles of drugs increase or if drugs are withdrawn from the market, including as a result of manufacturing issues, or if prescription drugs transition to over-the-counter products;

•	We may be subject to liability claims for damages and other expenses that are not covered by insurance;

•	The success of our business depends on maintaining a well-secured pharmacy operation and technology infrastructure and failure to execute could adversely impact our business;

•	We could be required to record a material non-cash charge to income if our recorded intangible assets or goodwill are impaired, or if we shorten intangible asset useful lives;

•	Changes in reimbursement rates, including competitive bidding for durable medical equipment suppliers, could negatively affect our Accredo and PolyMedica revenues and profits; and

•	Anti-takeover provisions of the Delaware General Corporation Law (“DGCL”), our certificate of incorporation and our bylaws could delay or deter a change in control and make it more difficult to remove incumbent officers and directors.
The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.

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Medco Health Solutions, Inc.
Consolidated Statements of Income
(In millions, except for per share data)
Table 1.

	Quarters Ended		Full Years Ended
	December 27,	December 29,	December 27,	December 29,
	2008	2007	2008	2007
Product net revenues (Includes retail co-payments of $1,836 and $1,849 in the fourth quarters of 2008 and 2007, and $7,666 and $7,553 in the full years ended 2008 and 2007)	$12,771.9	$11,240.2	$50,576.2	$43,961.9
Service revenues	189.4	138.2	681.8	544.3

Total net revenues	12,961.3	11,378.4	51,258.0	44,506.2

Cost of operations:
Cost of product net revenues (Includes retail co-payments of $1,836 and $1,849 in the fourth quarters of 2008 and 2007, and $7,666 and $7,553 in the full years ended 2008 and 2007)	11,916.5	10,557.5	47,308.2	41,402.6
Cost of service revenues	74.7	54.7	221.4	158.3

Total cost of revenues	11,991.2	10,612.2	47,529.6	41,560.9
Selling, general and administrative expenses	381.0	328.6	1,425.0	1,114.1
Amortization of intangibles	73.9	64.2	285.1	228.1
Interest expense	60.0	45.5	233.7	134.2
Interest (income) and other (income) expense, net	(2.4)	(8.1)	(6.2)	(34.4)

Total costs and expenses	12,503.7	11,042.4	49,467.2	43,002.9

Income before provision for income taxes	457.6	336.0	1,790.8	1,503.3
Provision for income taxes	183.2	128.4	687.9	591.3

Net income	$274.4	$207.6	$1,102.9	$912.0

Basic earnings per share:
Weighted average shares outstanding	496.3	535.2	508.6	550.2
Earnings per share	$0.55	$0.39	$2.17	$1.66

Diluted earnings per share:
Weighted average shares outstanding	505.3	546.3	518.6	560.9
Earnings per share	$0.54	$0.38	$2.13	$1.63

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Medco Health Solutions, Inc.
Consolidated Balance Sheets
(In millions)
Table 2.

	December 27,	December 29,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$938.4	$774.1
Short-term investments	64.0	70.3
Manufacturer accounts receivable, net	1,858.9	1,516.2
Client accounts receivable, net	1,680.5	1,340.3
Income taxes receivable	213.4	216.0
Inventories, net	1,856.5	1,946.0
Prepaid expenses and other current assets	326.6	285.4
Deferred tax assets	159.2	154.4

Total current assets	7,097.5	6,302.7
Property and equipment, net	854.1	725.5
Goodwill	6,331.4	6,230.2
Intangible assets, net	2,666.4	2,905.0
Other noncurrent assets	61.5	54.5

Total assets	$17,010.9	$16,217.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Claims and other accounts payable	$2,878.9	$2,812.9
Client rebates and guarantees payable	1,658.7	1,092.2
Accrued expenses and other current liabilities	660.4	624.1
Short-term debt	600.0	600.0

Total current liabilities	5,798.0	5,129.2
Long-term debt, net	4,002.9	2,894.4
Deferred tax liabilities	1,065.3	1,167.0
Other noncurrent liabilities	186.8	152.0

Total liabilities	11,053.0	9,342.6

Total stockholders’ equity	5,957.9	6,875.3

Total liabilities and stockholders’ equity	$17,010.9	$16,217.9

	December 27,	December 29,
	2008	2007
Balance Sheet Debt:
Accounts receivable financing facility	$600.0	$600.0
Senior unsecured revolving credit facility	1,000.0	1,400.0
Senior unsecured term loan	1,000.0	1,000.0
7.25% senior notes due 2013, net of unamortized discount	497.8	497.4
6.125% senior notes due 2013, net of unamortized discount	298.5	—
7.125% senior notes due 2018, net of unamortized discount	1,188.2	—
Fair value of interest rate swap agreements	18.4	(3.0)

Total debt	$4,602.9	$3,494.4

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Medco Health Solutions, Inc.
Consolidated Statements of Cash Flows
(In millions)
Table 3.

	Full Years Ended
	December 27,	December 29,
	2008	2007

Cash flows from operating activities:
Net income	$1,102.9	$912.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	157.7	168.9
Amortization of intangibles	285.1	228.1
Deferred income taxes	(99.6)	(134.1)
Stock-based compensation on employee stock plans	131.7	102.5
Tax benefit on employee stock plans	67.9	102.2
Excess tax benefits from stock-based compensation arrangements	(41.8)	(69.9)
Other	110.7	65.0
Net changes in assets and liabilities (net of acquisition effects)
Manufacturer accounts receivable, net	(341.2)	25.9
Client accounts receivable, net	(418.5)	65.0
Inventories, net	93.0	(218.1)
Prepaid expenses and other current assets	(39.7)	(4.9)
Income taxes receivable	2.6	(3.1)
Other noncurrent assets	17.2	2.1
Claims and other accounts payable	54.3	(119.2)
Client rebates and guarantees payable	566.5	206.1
Accrued expenses and other current and noncurrent liabilities	(13.7)	38.5

Net cash provided by operating activities	1,635.1	1,367.0

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(126.5)	(1,530.6)
Capital expenditures	(286.9)	(177.7)
Purchases of securities and other investments	(124.8)	(181.7)
Proceeds from sale of securities and other investments	122.0	176.2

Net cash used by investing activities	(416.2)	(1,713.8)

Cash flows from financing activities:
Proceeds from long-term debt	3,295.7	2,400.0
Repayments on long-term debt	(2,210.0)	(688.4)
Proceeds under accounts receivable financing facility	—	275.0
Debt issuance costs	(11.2)	(1.8)
Settlement of cash flow hedge	(45.4)	—
Purchase of treasury stock	(2,186.1)	(1,960.6)
Excess tax benefits from stock-based compensation arrangements	41.8	69.9
Proceeds from employee stock plans	60.6	208.3

Net cash (used by) provided by financing activities	(1,054.6)	302.4

Net increase (decrease) in cash and cash equivalents	164.3	(44.4)
Cash and cash equivalents at beginning of year	774.1	818.5

Cash and cash equivalents at end of year	$938.4	$774.1

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Medco Health Solutions, Inc.
Consolidated Income Statement Results
(Unaudited)
(In millions)
Table 4.

					Full Year			Full Year
	Quarter Ended			Quarter Ended	Ended			Ended
	December 27,			December 29,	December 27,			December 29,
	2008 (1)	Increase (Decrease)		2007 (2)	2008 (1)	Increase (Decrease)		2007 (2)
Consolidated income statement results
Retail product revenues (3)	$7,095.1	$438.5	6.6%	$6,656.6	$28,613.5	$2,189.4	8.3%	$26,424.1
Mail-order product revenues	5,676.8	1,093.2	23.9%	4,583.6	21,962.7	4,424.9	25.2%	17,537.8

Total product net revenues (3)	12,771.9	1,531.7	13.6%	11,240.2	50,576.2	6,614.3	15.0%	43,961.9

Client and other service revenues	141.8	44.2	45.3%	97.6	502.2	111.2	28.4%	391.0
Manufacturer service revenues	47.6	7.0	17.2%	40.6	179.6	26.3	17.2%	153.3

Total service revenues	189.4	51.2	37.0%	138.2	681.8	137.5	25.3%	544.3

Total net revenues (3)	12,961.3	1,582.9	13.9%	11,378.4	51,258.0	6,751.8	15.2%	44,506.2

Cost of product net revenues (3)	11,916.5	1,359.0	12.9%	10,557.5	47,308.2	5,905.6	14.3%	41,402.6
Cost of service revenues	74.7	20.0	36.6%	54.7	221.4	63.1	39.9%	158.3

Total cost of revenues (3)	11,991.2	1,379.0	13.0%	10,612.2	47,529.6	5,968.7	14.4%	41,560.9
Selling, general and administrative expenses	381.0	52.4	15.9%	328.6	1,425.0	310.9	27.9%	1,114.1
Amortization of intangibles	73.9	9.7	15.1%	64.2	285.1	57.0	25.0%	228.1
Interest expense	60.0	14.5	31.9%	45.5	233.7	99.5	74.1%	134.2
Interest (income) and other (income) expense, net	(2.4)	5.7	-70.4%	(8.1)	(6.2)	28.2	-82.0%	(34.4)

Income before provision for income taxes	457.6	121.6	36.2%	336.0	1,790.8	287.5	19.1%	1,503.3
Provision for income taxes	183.2	54.8	42.7%	128.4	687.9	96.6	16.3%	591.3

Net Income	$274.4	$66.8	32.2%	$207.6	$1,102.9	$190.9	20.9%	$912.0

Diluted earnings per share:
Weighted average shares outstanding	505.3	(41.0)	-7.5%	546.3	518.6	(42.3)	-7.5%	560.9
Earnings per share	$0.54	$0.16	42.1%	$0.38	$2.13	$0.50	30.7%	$1.63

Earnings per share, excluding intangible amortization (4)	$0.59	$0.16	37.2%	$0.43	$2.33	$0.51	28.0%	$1.82

Gross margin (5)
Product	$855.4	$172.7	25.3%	$682.7	$3,268.0	$708.7	27.7%	$2,559.3
Product gross margin percentage	6.7%	0.6%		6.1%	6.5%	0.7%		5.8%
Service	$114.7	$31.2	37.4%	$83.5	$460.4	$74.4	19.3%	$386.0
Service gross margin percentage	60.6%	0.2%		60.4%	67.5%	-3.4%		70.9%
Total	$970.1	$203.9	26.6%	$766.2	$3,728.4	$783.1	26.6%	$2,945.3
Total gross margin percentage	7.5%	0.8%		6.7%	7.3%	0.7%		6.6%

(1)	Includes majority-owned Europa Apotheek’s operating results commencing on the April 28, 2008 acquisition date.

(2)	Includes PolyMedica’s and Critical Care’s operating results commencing on the October 31, 2007 and November 14, 2007 acquisition dates, respectively, and for subsequent periods.

(3)	Includes retail co-payments of $1,836 million and $1,849 million for the fourth quarters of 2008 and 2007, and $7,666 million and $7,553 million for the full years ended 2008 and 2007.

(4)	Please refer to Table 8 for reconciliation of the earnings per share excluding intangible amortization.

(5)	Defined as net revenues minus cost of revenues.

Medco Third-Quarter 2008 Earnings Page 12
Medco Health Solutions, Inc.
Consolidated Selected Information
(Unaudited)
(In millions)
Table 5.

	Quarter Ended			Quarter Ended	Full Year Ended			Full Year Ended
	December 27,			December 29,	December 27,			December 29,
	2008 (1)	Increase (Decrease)		2007 (2)	2008 (1)	Increase (Decrease)		2007 (2)
Volume Information
Retail prescriptions	118.3	1.2	1.0%	117.1	480.2	15.2	3.3%	465.0
Mail-order prescriptions	26.7	2.3	9.4%	24.4	105.8	11.0	11.6%	94.8

Total prescriptions	145.0	3.5	2.5%	141.5	586.0	26.2	4.7%	559.8

Adjusted prescriptions (3)	198.1	8.1	4.3%	190.0	795.9	47.6	6.4%	748.3
Adjusted mail-order penetration (4)	40.3%	1.9%		38.4%	39.7%	1.8%		37.9%

Other volume (5)	1.7	1.7	N/M *	—	6.0	6.0	N/M *	—

Generic Dispensing Rate Information
Retail generic dispensing rate	67.0%	3.4%		63.6%	66.0%	4.3%		61.7%
Mail-order generic dispensing rate	55.9%	5.0%		50.9%	55.0%	5.0%		50.0%
Overall generic dispensing rate	64.9%	3.5%		61.4%	64.1%	4.4%		59.7%

Manufacturer Rebate Information
Rebates earned	$1,206	$338	38.9%	$868	$4,447	$886	24.9%	$3,561
Percent of rebates retained	15.9%	1.4%		14.5%	18.1%	2.7%		15.4%

Depreciation Information
Cost of revenues depreciation	$10.4	$1.9	22.4%	$8.5	$42.3	$(1.5)	-3.4%	$43.8
SG&A expenses depreciation	29.5	(6.5)	-18.1%	36.0	115.4	(9.7)	-7.8%	125.1

Total depreciation	$39.9	$(4.6)	-10.3%	$44.5	$157.7	$(11.2)	-6.6%	$168.9

(1)	Includes majority-owned Europa Apotheek’s operating results commencing on the April 28, 2008 acquisition date.

(2)	Includes PolyMedica’s and Critical Care’s operating results commencing on the October 31, 2007 and November 14, 2007 acquisition dates, respectively, and for subsequent periods.

(3)	Adjusted prescription volume equals the majority of mail-order prescriptions multiplied by three, plus retail prescriptions. These mail-order prescriptions are multiplied by three to adjust for the fact that they include approximately three times the amount of product days supplied compared with retail prescriptions.

(4)	The percentage of adjusted mail-order prescriptions to total adjusted prescriptions.

(5)	Represents over-the-counter drugs, as well as diabetes supplies primarily dispensed by PolyMedica.

*	Not meaningful

Medco Third-Quarter 2008 Earnings Page 13
Medco Health Solutions, Inc.
Consolidated EBITDA
(Unaudited)
(In millions, except for EBITDA per adjusted prescription data)
Table 6.

	Quarters Ended		Full Years Ended
	December 27,	December 29,	December 27,		December 29,
	2008 (1)	2007 (2)	2008 (1)		2007 (2)
EBITDA Reconciliation:
Net income	$274.4	$207.6	$1,102.9		$912.0
Add:
Interest expense	60.0	45.5	233.7		134.2
Interest (income) and other (income) expense, net	(2.4)	(8.1)	(6.2)	(3)	(34.4)
Provision for income taxes	183.2	128.4	687.9	(4)	591.3
Depreciation expense	39.9	44.5	157.7		168.9
Amortization expense	73.9	64.2	285.1		228.1

EBITDA	$629.0	$482.1	$2,461.1		$2,000.1

Adjusted prescriptions (5)	198.1	190.0	795.9		748.3

EBITDA per adjusted prescription	$3.18	$2.54	$3.09		$2.67

(1)	Includes majority-owned Europa Apotheek’s operating results commencing on the April 28, 2008 acquisition date.

(2)	Includes PolyMedica’s and Critical Care’s operating results commencing on the October 31, 2007 and November 14, 2007 acquisition dates, respectively, and for subsequent periods.

(3)	Includes a $9.8 million charge for the ineffective portion of the forward-starting interest rate swap agreements associated with the March 2008 issuance of senior notes.

(4)	Includes a third-quarter 2008 net nonrecurring state income tax benefit of $28 million primarily from statute of limitations expirations in certain states.

(5)	Adjusted prescription volume equals the majority of mail-order prescriptions multiplied by three, plus retail prescriptions. These mail-order prescriptions are multiplied by three to adjust for the fact that they include approximately three times the amount of product days supplied compared with retail prescriptions.
Medco Health Solutions, Inc.
Accredo Health Group (Specialty Pharmacy) Segment Results
(Unaudited)
(In millions)
Table 7.

	Quarter Ended			Quarter Ended	Full Year Ended			Full Year Ended
	December 27,			December 29,	December 27,			December 29,
	2008	Increase (Decrease)		2007 (1)	2008	Increase (Decrease)		2007 (1)
Specialty Pharmacy:
Product net revenues	$2,065.8	$484.1	30.6%	$1,581.7	$7,897.7	$1,917.2	32.1%	$5,980.5
Service revenues	22.1	5.3	31.5%	16.8	76.5	14.3	23.0%	62.2

Total net revenues	2,087.9	489.4	30.6%	1,598.5	7,974.2	1,931.5	32.0%	6,042.7
Total cost of revenues	1,923.2	452.1	30.7%	1,471.1	7,343.4	1,780.2	32.0%	5,563.2
Selling, general and administrative expenses	81.6	14.5	21.6%	67.1	305.0	75.2	32.7%	229.8
Amortization of intangibles	11.3	0.8	7.6%	10.5	44.6	5.1	12.9%	39.5

Operating Income	$71.8	$22.0	44.2%	$49.8	$281.2	$71.0	33.8%	$210.2

Gross Margin (2)	$164.7	$37.3	29.3%	$127.4	$630.8	$151.3	31.6%	$479.5
Gross margin percentage	7.9%	-0.1%		8.0%	7.9%	—		7.9%

(1)	Includes Critical Care’s operating results commencing on the November 14, 2007 acquisition date, and for subsequent periods.

(2)	Defined as net revenues minus cost of revenues.

Medco Third-Quarter 2008 Earnings Page 14
Medco Health Solutions, Inc.
Earnings Per Share Reconciliation
(Unaudited)
Table 8.

	Quarters Ended		Full Years Ended
	December 27,	December 29,	December 27,	December 29,
	2008	2007	2008	2007
Earnings Per Share Reconciliation:
GAAP diluted earnings per share	$0.54	$0.38	$2.13	$1.63
Adjustment for the amortization of intangible assets (1)	0.05	0.05	0.20	0.19

Diluted earnings per share, excluding intangible amortization	$0.59	$0.43	$2.33	$1.82

(1)	This adjustment represents the per share effect of the intangible amortization from the 2003 spin-off, when Medco became a publicly traded company.
Medco Health Solutions, Inc.
Guidance Information
(Unaudited)
Table 9.

	Full Year ended	Full Year ended	Estimated
	December 29, 2007	December 27, 2008	Full Year Ended December 26, 2009
	Actual	Actual	Low End	High End
Earnings Per Share Guidance Reconciliation:
GAAP diluted earnings per share	$1.63	$2.13	$2.45	$2.55
Adjustment for the amortization of intangible assets (1)	0.19	0.20	0.22	0.22

Diluted earnings per share, excluding intangible amortization	$1.82	$2.33	$2.67	$2.77

Diluted earnings per share growth over prior year		31%	15%	20%
Diluted earnings per share growth over prior year, excluding intangible amortization		28%	15%	19%

(1)	This adjustment represents the per share effect of the intangible amortization from the 2003 spin-off, when Medco became a publicly traded company.